Exhibit 10.32

SECOND AMENDMENT TO LICENSE AGREEMENT

This SECOND AMENDMENT (“Amendment’’) is entered into, effective as of October 1, 1996, on this 24th day of September, 1996 by and between TIIE SCRIPPS RESEARCH INSTITUTE, a successor to Scripps Clinic and Research Foundation (“Scripps’’), and MULTIPLE PEPTIDE SYSTEMS, INC. (“MPS”).

BACKGROUND

A.                                    Scripps and MPS entered into a License Agreement Regarding Magainin Peptide, dated as of October 20, 1988 (the “Original Agreement’’), pursuant to which, among other things, Scripps granted to MPS certain license rights, as more fully described in the Scripps/MPS Agreement Scripps and MPS entered into a First Amendment to Agreement, dated as of March 1, 1990 (the “First Amendment’’), pursuant to which the parties amended and restated Section 5.1 of the Original Agreement. The Original Agreement, as amended by the First Amendment, is referred to herein as the “Scripps/MPS Agreement”.

B.                                    MPS entered into a certain Agreement, dated as of November 4, 1988, with Magainin Sciences Inc, now known as Magainin Pharmaceuticals Inc. (“Magainin”) (as amended, the MPS/Magainin Agreement”), pursuant to which, among other things, MPS sublicensed its rights under the Scripps/MPS Agreement to Magainin.

C.                                    Pursuant to its rights under the MPS/Magainin Agreement, Magainin is developing a Licensed Product that is a topical anti-infective known as MSI-78, for which a trademark application has been filed for the name “Cytolex™’’ (“MSI-78”).

D.                                    Pursuant to a Second Amendment to Agreement, dated as of even date herewith, between MPS and Magainin (the “Second Amendment to MPS/Magainin Agreement’’), MPS and Magainin are further amending the MPS/Magainin Agreement to, among other things, confirm the agreement between such parties that Magainin’ s license rights under the MPS/Magainin Agreement insofar as they relate to the Licensed Product that is MSI-78 are fully-paid and royalty-free as a result of certain consideration given by Magainin to MPS. Scripps has executed a Consent and Agreement to the Second Amendment to MPS/Magainin Agreement (the “Consent and Agreement”).

E.                                     Scripps and MPS desire to make certain amendments to the Scripps/MPS Agreement that correspond with certain of the amendments to the MPS/Magainin Agreement implemented by the Second Amendment to MPS/Magainin Agreement.

F.                                      Pursuant to a certain Stock Issuance Agreement, dated as of even dated herewith (the “Stock Issuance Agreement’’), between Magainin and Scripps, Magainin has agreed to issue to Scripps 275,000 shares of Magainin’s common stock, par value $.002 per share, in consideration for Scripps’ execution of the Consent and Agreement and its agreement to make certain amendments to the Scripps/MPS Agreement, as implemented pursuant to this Amendment

G.                                    Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Scripps/MPS Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises contained in the Scripps/MPS Agreement and in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows, effective as of the date of this Amendment:

1.                                      MPS’ license rights under Section 2.1 of the Scripps/MPS Agreement, insofar as they relate to the Licensed Product that is MSI-78, are and shall be fully-paid and royalty-free. Accordingly, with respect to the Licensed Product that is MSI-78, (a) the provisions of Article III of the Scripps/MPS Agreement shall not be applicable, (b) neither MPS, Magainin nor any sublicensee of Magainin shall have any royalty or other payment obligation to Scripps or its successors under Section 5.1 of the Scripps/MPS Agreement, and (c) neither MPS, Magainin nor any sublicensee of Magainin shall have any reporting obligation to MPS, Scripps or any of their respective successors or assigns under Sections 5.1 of the Agreement. The foregoing shall not be deemed to relieve MPS, Magainin or any sublicensee of Magainin of any of their payment obligations under Sections 4.2, 4.3, 4.4, 12.2 and 12.9 and Article VIII of the Scripps/MPS Agreement.

2.                                      Scripps and MPS acknowledge and agree that MPS has fulfilled its commercial development obligations under Section 4.1 of the Scripps/MPS Agreement insofar as they relate to MSI-78. However, MPS and Scripps each acknowledge Scripps’s interest in being kept advised of MPS’s continuing efforts with respect to Licensed Products. Accordingly, Section 4.1 of the Scripps/MPS Agreement is hereby amended and restated to read in its entirety as follows:

“4.1                         Annual Reporting Obligation. MPS shall keep Scripps generally informed as to MPS’ s development efforts relating to Licensed Products, including its efforts, if any , to sublicense the Scripps Patent Rights, by delivery to Scripps of an annual written report.”

3.                                      Section 10.1 of the Scripps/MPS Agreement is hereby amended by adding the following two sentences to the end of such Section:

‘‘Notwithstanding the fact that MPS ‘s license rights under Section 2.1 hereof, insofaras they relate to the Licensed Product that is MSI-78, are fully-paid and royalty-free, MPS acknowledges that it continues to have royalty obligations hereunder with respect to Licensed Products other than MSI-78. Therefore, the term of the license granted hereunder and of this Agreement shall continue until they expire pursuant to this Section 10.1 or are terminated sooner pursuant to the provisions of this Agreement, notwithstanding such fully-paid and royalty-free license rights of MPS with respect to MSI-78.”

4.                                      Except as specifically modified by this Amendment, all of the provisions of the Scripps/MPS Agreement are hereby confirmed to be in full force and effect.

5.                                      This Amendment shall be binding upon, and shall inure to the benefit of Scripps and MPS and their respective successors and permitted assigns.

6.                                      This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument, and shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Scripps and MPS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their authorized representatives as of the date first written above.

THE SCRIPPS RESEARCH INSTITUTE

By:	/s/ Arnold LaGuardia
Name: Arnold LaGuardia
Title: Senior Vice President, Treasurer

MULTIPLE PEPTIDE SYSTEMS, INC.

By:	/s/ Robert Whitehead
Name: Robert Whitehead
Title: President